Exhibit 99.1

9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269

PGI Reaches Agreement to Acquire Dounor

Specialty Materials Leader Will Add French Provider

to Fuel Growth of European Personal Care Business

CHARLOTTE, N.C. – March 25, 2015 – PGI Specialty Materials, Inc. today announced that its subsidiary has reached an agreement to acquire Dounor SAS, a French manufacturer of materials used in hygiene, healthcare and industrial applications. The acquisition of Dounor is expected to help accelerate the growth of PGI’s specialty materials business in Europe, particularly in the hygiene applications, as PGI continues to deliver on its mission of creating a safer, cleaner, healthier world.

The agreement to acquire Dounor follows PGI’s acquisition of Fiberweb in 2013 and Providência in 2014 as PGI continues to execute on its growth strategy and extend its position as a world leader in specialty materials for infection prevention, personal care and high-performance solutions. Based in Neuville en Ferrain, France, Dounor’s strong business in hygiene, particularly adult care products, will expand PGI’s offerings in this area and enable PGI to better deliver its innovative solutions to customers in Europe.

“Dounor has grown into one of the top providers in materials for adult care and other hygiene applications in the European region, making them an ideal addition to our business,” said J. Joel Hackney, Jr., CEO, PGI. “This acquisition will enable us to better serve our customers in the hygiene market, particularly in northern Europe, and we are excited about the new opportunities this will create for our growth.”

PGI expects to close the acquisition of Dounor in the second quarter of 2015.

“We are honored to join the PGI family,” said Christophe Willot, president, Dounor. “Doing so means we join a leading provider of specialty materials in the world, and becoming a part of this growing company will allow us to provide our innovative products to a broader set of customers in the markets PGI serves.”

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About PGI Specialty Materials, Inc.

PGI Specialty Materials, Inc. is a leading global developer, producer and marketer of specialty materials used in infection prevention, personal care and high-performance solutions. With 22 locations in 14 countries, an employee base of approximately 4,600 employees and the broadest range of process technologies in the industry, PGI is a global supplier to leading consumer and industrial product manufacturers. PGI’s manufacturing facilities are strategically located near many key customers, working closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

About Dounor

Dounor is a leading European provider of products, technology and solutions for the personal care industry. The company has been founded by Christophe Willot in 1986 in Neuville-en-Ferrain, France to become today one of the most recognized producers of specialty materials for the European hygiene industry, focusing on innovation and performance.

Media Contact:

Mark Van Hook

Capstrat for PGI

P: 919.745.3689

E: mvanhook@capstrat.com

Financial Contact:

Dennis Norman

Executive Vice President & Chief Financial Officer

Polymer Group, Inc.

P: 704.697.5186

E: normand@pginw.com